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                                                                    Exhibit 16.1

June 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir / Madam:

We have read paragraphs (a)(i) through (a)(v) of Item 4 included in the Form 8-K, dated June 3, 2002, of each of (i) Trump Hotels & Casino Resorts, Inc. and Trump Hotels & Casino Resorts Holdings, L.P., (ii) Trump Atlantic City Associates and (iii) Trump's Castle Associates, L.P. and their respective subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

ARTHUR ANDERSEN LLP

/S/ RICHARD L. ROBBINS

Name: Richard L. Robbins